EXHIBIT 10(h)

                             WELLMAN, INC.
                  Amended and Restated Plan Summary
Wellman, Inc. Management Incentive Compensation Plan for the Executive Group

                             ARTICLE I

                              NAME

1.1 The Plan shall be known as the "Wellman, Inc. Management Incentive Compensation Plan for the Executive Group."

                             ARTICLE II

                        STATEMENT OF PURPOSE

2.1 The purpose of the Plan is to provide a system of incentive compensation that will promote the maximization of shareholder value over the long-term. In order to align management incentives with shareholder interests, this Plan will tie incentive compensation to Modified Cash Flow Economic Value Added, as defined below, and, thereby, reward management for increasing shareholder value.

                             ARTICLE III

                             DEFINITIONS

3.1  Plan Year is the fiscal year of the Company which is the calendar year.

3.2  Effective Date is January 1, 1992.  The Plan is amended January 1, 1997.

3.3 Committee means the Compensation Committee of the Board of Directors of Wellman, Inc. or any successor committee.

3.4 Participating Group means a business division or group of business divisions that is identified by the Committee for measuring performance and calculating the incentive bonus. An individual participant's incentive compensation may be determined based on the performance of any combination of Participating Groups as determined by the Committee.

3.5 Salary means the participant's weighted average base salary for the entire Plan Year.

3.6 Modified Cash Flow Economic Value Added or McFEVA means the amount calculated by subtracting a capital charge, which is the net assets employed in the Participating Group multiplied by the Participating Group's cost of employing that capital, from the modified cash flow (MCF) of the Participating Group. The MCF is the Participating Group's operating income


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appropriately modified for unusual events, as included in the consolidated income statement of the Company, plus its depreciation less its maintenance of business capital expenditures and its allocated Corporate administrative and R&D expenses.

              McFEVA = MCF - (Net Assets Employed X Cost of Capital)

3.7 McFEVA Target means the annual performance, as measured in McFEVA terms, that must be achieved by a given Participating Group in order for its participants to be eligible to earn the McFEVA portion of the Target Bonus.

3.8 Strategic Objective means an objective that has been assigned to a Plan participant for which a portion of the bonus will be earned if the objective is achieved. Strategic Objectives generally support longer term McFEVA performance and, along with the McFEVA Target, make up the two bonus measurement components.

3.9 Target Bonus Percentage is the percentage of Salary a participant will be eligible to earn in bonus if the McFEVA Target and Strategic Objectives are both met. A Target Bonus Percentage is assigned to each participant by the Committee based on the participant's relative job position.

3.10 Target Bonus means the amount of dollars eligible to be earned when the participant meets the McFEVA Target for the assigned Participating Group(s) and accomplishes his Strategic Objectives. Bonus amounts above and below the Target Bonus can be earned depending on McFEVA performance and the accomplishment of Strategic Objectives.

3.11 Allocation Percentage means the percentage split, assigned to each Plan participant by the Committee, of the Target Bonus between the two Plan measurement components, McFEVA Target and Strategic Objectives.

3.12 Management Incentive Plan Payment means the sum of the Strategic Objective portion of the Target Bonus, which is subject to review and modification by the Committee.

3.13 Cause in the context of a termination of employment means only one or more of the following: (i) the commission in the course of employment of any dishonest or fraudulent act; (ii) a conviction of a felony (from which, through lapse of time or otherwise, no successful appeal shall have been made) whether or not committed in the course of employment; (iii) the willful refusal to carry out reasonable instructions of the Board of Directors of Wellman, Inc. which has a material adverse effect upon the Company or any of its subsidiaries; and (iv) the willful disclosure of any trade secrets or material confidential corporate information to persons not authorized to know same.

3.14 Change of Control shall be deemed to have occurred when (i) any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2)

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of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company, any of its subsidiaries, or any employee benefit plan of the Company or of any subsidiary, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years (not including any period prior to the Effective
Date), individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of the period.

                           ARTICLE IV

                      PLAN ADMINISTRATION

4.1 The Plan shall be administered by the Committee which shall have exclusive and absolute authority and discretion to interpret the Plan, to establish and modify rules for the administration of the Plan, to impose such conditions and restrictions as it determines appropriate with respect to the Plan and to take such other actions and make such other determinations as it may deem necessary or advisable for the implementation and administration of the Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan.

4.2 This Plan may be amended, suspended or terminated any time at the sole discretion of the Board of Directors of Wellman, Inc., provided, however, that no such change in the Plan shall be effective to eliminate or diminish the distribution of any award earned by a participant before the date of such amendment, suspension or termination. Notice of any such amendment, suspension or termination shall be given promptly to each participant.

                             ARTICLE V

                           PARTICIPATION

5.1 The participants in the Plan consist of those employees who are Officers, Vice Presidents, and other senior executives identified by the Committee.






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                             ARTICLE VI

                   DESCRIPTION OF PLAN OPERATION

6.1 Each Plan participant will be assigned to a Participating Group(s) by the Committee as appropriate to their given job scope and responsibility. Annual McFEVA targets for the Participating Groups will be established by the Committee and will apply to all Plan participants in the Participating Group. Also, each Plan participant will be assigned Strategic Objectives by the Committee that they are personally responsible for achieving in order to maximize their Management Incentive Plan Payment hereunder.

A Target Bonus Percentage will also be assigned to each Plan participant by the Committee that represents the percentages of Salary that will be eligible to be paid for meeting the McFEVA Target and achieving the Strategic Objectives. Each Plan participant will also be assigned by the Committee an Allocation Percentage that specifies the portion of the Target Bonus that is allocated to meeting the McFEVA Target and the portion that is allocated to achieving the Strategic Objectives. Strategic Objectives will have an Allocation Percentage less than or equal to 50 percent.

Performance payment ranges will be created around the McFEVA Target for each Participating Group to allow amounts less than or greater than the Target Bonus amount to be paid for the McFEVA measurement component. The Committee will establish the performance payment ranges.

At the conclusion of each Plan Year, each Plan participant's Management Incentive Plan Payment will be calculated by determining the extent that the McFEVA Target and Strategic Objectives were achieved and applying the Allocation Percentage for each of the two measurement components to the Target Bonus amount. The amount of the Management Incentive Plan Payment payable to each participant will be determined by the Committee.

Following are the calculations for determining a participant's Management Incentive Plan Payment:


Management Incentive Plan Payment = McFEVA Portion + Strategic Objectives
Portion

McFEVA Portion = Salary(Target Bonus %)(McFEVA Allocation %)(McFEVA
Performance %)

Strategic Objectives Portion = Salary (Target Bonus %) (Strategic Objectives Allocation %) ( Percent of Strategic Objectives Achieved)

Management Incentive Plan Payments will be paid during the month of March following the Plan Year.


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                            ARTICLE VII

              CHANGE IN STATUS DURING THE PLAN YEAR

7.1 Disability. A participant shall be deemed "permanently disabled" if, because of physical or mental condition, the participant is unable for a period of at least one year to perform the principal duties of his/her occupation as determined by a Company-approved physician. A participant shall receive a pro rata bonus based on the number of full months worked for the year in which the disability started. The payment shall be made at the regular time for making bonus payments (March following the Plan Year).

7.2 Death. A participant's beneficiary, as designated for the life insurance program, shall receive a pro rata bonus based on the number of full months worked for the Plan Year in which they die. The payment will be made at the regular time for making bonus payments (March following the Plan
Year).

7.3 Retirement. A participant who retires from the Company upon or after reaching age 55 shall receive a pro rata bonus based on the number of full months worked for the Plan Year in which he/she retires. The payment will be made at the regular time for making bonus payments (March following the Plan
Year).

7.4 Resignation or Termination for Cause. Termination of employment for Cause or voluntary termination by a participant results in the forfeiture of any award for the Plan Year in which employment terminates.

7.5 Termination without Cause. A participant who is terminated for reasons other than those described above will receive a pro rata portion of that Plan Year's award. The payment will be made at the regular time for making bonus payments (March following the Plan Year) or as mutually agreed by the Committee and the terminated participant.

7.6 No Guarantee. Participation in the Plan provides no guarantee that a bonus under the Plan will be paid in any year. Similarly, the payment of an Award under the Plan in one Plan Year or selection as a participant is no guarantee that a bonus under the Plan will be paid in any subsequent Plan Year.

                          ARTICLE VIII

                       GENERAL PROVISIONS

8.1 Withholding of Taxes. The Company shall have the right to withhold the amount of taxes which, in the determination of the Company, are required to be withheld under law with respect to any amount due or paid under the Plan.

8.2 Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.
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8.3  No prior Right or Offer.  Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

8.4 Disputed Claims for Benefits. In the event a participant (a "claimant") has a dispute with respect to any of the benefits provided hereunder, the claimant shall submit evidence satisfactory to the Committee of facts establishing his entitlement to a payment under the Plan. Any claim with respect to any of the benefits provided under the Plan shall be made in writing within ninety (90) days of the annual Plan payment date. Failure by the claimant to submit his or her claim within such ninety (90) day period shall bar the claimant from any claim for benefits under the Plan. In reaching its decision, the Committee shall have complete discretionary authority to determine all questions arising in the interpretation and administration of the Plan, to construe the terms of the Plan, including any doubtful or disputed terms and the eligibility of a participant for benefits.

8.5 Rights Personal to Employee. Any rights provided to an employee under the Plan shall be personal to such employee, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during his or her lifetime, only by such employee.

8.6 Confidentiality. Specific details of any calculations under the Plan must remain confidential and because of the individuality of the Awards, participants should not share information with each other.

8.7 Wellman, Inc. Profit Sharing Plan. Participants in the Wellman, Inc. Management Incentive Compensation Plan for the Executive Group are not eligible to participate in the Wellman, Inc. Profit Sharing Plan.

8.8 Change of Control. Upon any Change of Control, unless the Committee in its sole discretion determines otherwise prior to the Change of Control, the benefits of the Plan will be paid to all participants within 45 days of the Change of Control date. Plan payment will be based on the full Plan Year's forecasted results as defined in the most recent monthly financial forecast prior to the Change of Control date using the most recent annual base salary of each participant.

8.9 No Continued Employment. Neither the establishment of the Plan, the assignment of targets nor the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

8.10 No Vested Rights. Except as otherwise provided herein, no employee or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution and no officer or employee of the Company or any other person shall have any authority to make representations

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or agreements to the contrary.  No interest conferred herein to a participant shall be assignable or subject to claim by a participant's creditors.

8.11 Not Part of Other Benefits. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Plan participants except as specified herein. This is a complete statement of the terms and conditions of the Plan.


















Revised: January, 1997